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Exhibit 99.1

FORWARD-LOOKING STATEMENTS

        All statements, other than statements of historical facts, included in this exhibit regarding the prospects of AMC Entertainment Inc.'s or AMCE's or the Company's, industry and its prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although AMCE believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the cost and availability of films and the performance of films licensed by AMCE; (ii) competition, including the introduction of alternative forms of entertainment; (iii) construction delays; (iv) the ability to open or close theatres and screens as currently planned; (v) the ability to sub-lease vacant retail space; (vi) domestic and international political, social and economic conditions; (vii) demographic changes; (viii) increases in the demand for real estate; (ix) changes in real estate, zoning and tax laws; (x) unforeseen changes in operating requirements; (xi) AMCE's ability to identify suitable acquisition candidates and successfully integrate acquisitions into our operations; (xii) results of significant litigation; and (xiii) our ability to enter into various financing programs. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.

        All subsequent written and oral forward-looking statements attributable to AMCE or persons acting on behalf of AMCE are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date of this exhibit, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF NON-GAAP FINANCIAL INFORMATION

        The Company has provided Adjusted EBITDAR and Adjusted EBITDA in this exhibit because it believes they provide investors with additional information to measure AMCE's performance, estimate AMCE's value and evaluate AMCE's ability to service its debt. The Company also uses Adjusted EBITDA for incentive compensation purposes.

        Adjusted EBITDAR and Adjusted EBITDA are not presentations made in accordance with U.S. GAAP and the Company's use of the term Adjusted EBITDAR and Adjusted EBITDA varies from others in its industry. These measures should not be considered as alternatives to net earnings (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDAR and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDAR and Adjusted EBITDA:

  •
  include estimated cost savings and operating synergies;

  •
  do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

  •
  do not reflect changes in, or cash requirements for, our working capital needs;

  •
  do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  exclude tax payments that represent a reduction in cash available to AMCE;

  •
  do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

  •
  do not reflect management fees that may be paid to the sponsors in connection with or following the consummation of the Merger Transactions; and

  •
  do not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of theses expenses can represent the reduction of cash that could be used for other corporate purposes.

        Because of these limitations, AMCE relies primarily on our U.S. GAAP results and uses Adjusted EBITDAR and Adjusted EBITDA only supplementally.

FINANCIAL PRESENTATION

        On December 23, 2004, AMC Entertainment Inc. ("AMCE") completed a merger in which its parent, Marquee Holdings Inc. ("Holdings"), acquired AMCE through a merger of AMCE and Marquee Inc. ("Marquee"), a wholly-owned subsidiary of Holdings. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMCE, with AMCE as the surviving entity. The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, AMCE applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMCE, as of December 23, 2004, the closing date of the merger. Because the predecessor entity to Marquee did not have financial results for the fourteen week period ended March 31, 2005, AMCE has combined the 2005 Marquee predecessor theatrical exhibition and other operation information (38 weeks) with 2005 Marquee successor operating information (14 weeks), on an unaudited pro forma combined basis. The unaudited pro forma combined data consist of unaudited Marquee predecessor information for the 38 weeks ended December 23, 2004 and unaudited Marquee successor information for the 14 weeks ended March 31, 2005. Neither the pro forma information for the 52 week period ended March 31, 2005 nor for the twelve month period ended September 29, 2005 purports to represent what AMCE's consolidated results of operations would have been if the Marquee successor had actually began theatrical exhibition operations on April 1, 2004, nor has AMCE made any attempt to either include or exclude expenses or income that would have resulted had the acquisition actually occurred on April 1, 2004. In addition, this approach is not consistent with GAAP and may yield results that are not strictly comparable on a period-to-period basis.

        On July 30, 2004, LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews Cineplex Entertainment Corporation ("Loews") and, indirectly, Grupo Cinemex, S.A. de C.V., or Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of those transactions. Based on this event, Loews has reported operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Loews predecessor and for all periods from and after August 1, 2004 as those of the Loews successor. Each period has a different basis of accounting and as a result they are not comparable. As a result, for purposes of presenting the historical financial information in this Exhibit, Loews has presented its 2004 results as the mathematical addition of its operating results for the seven months ended July 31, 2004 to its operating results for the five months ended December 31, 2004. Loews believes that this presentation provides the most meaningful information about its results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results it would have achieved.

EXECUTIVE SUMMARY

THE TRANSACTIONS

  THE MERGERS

        On June 20, 2005, Marquee Holdings Inc. ("Holdings"), the parent of AMC Entertainment Inc. ("AMCE" or the "Company"), entered into a merger agreement with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews" and, together with AME, the "combined company"), pursuant to which (i) LCE Holdings will merge with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and (ii) Loews will merge with and into AMCE, with AMCE continuing after the merger (collectively, the "Mergers"). Present, future and pro forma statements relating to AMCE refer to AMCE and Loews, on a combined basis, after giving effect to the Mergers and historical statements regarding AMCE or Loews refer to AMCE or Loews, as applicable, on a stand-alone basis prior to the Mergers.

        The Mergers are subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval. Upon completion of the Mergers, the existing stockholders of Holdings, including affiliates of J.P. Morgan Partners, LLC ("JPMP") and Apollo Management, L.P. ("Apollo"), will hold approximately 60% of its outstanding capital stock, and the current stockholders of LCE Holdings, including affiliates of Bain Capital Partners ("Bain Capital"), The Carlyle Group and Spectrum Equity Investors (collectively with JPMP and Apollo, the "Sponsors"), will hold approximately 40% of the outstanding capital stock.

        The Mergers are subject to antitrust approvals that have resulted in agreements with the Department of Justice and Attorneys General of California, Washington and the District of Columbia to divest ten theatres and 120 screens in seven U.S. markets. For the 52 weeks ended September 29, 2005, on a pro forma basis, these theatres in the aggregate comprised $77.2 million of total revenues.

        AMCE is one of the world's leading theatrical exhibition companies based on total revenues. As of September 29, 2005, on a pro forma basis, the Company owned, operated or had interests in 425 theatres with a total of 5,684 screens, of which approximately 81% were located in the United States and Canada and the balance were located in attractive international markets. AMCE believes that it has one of the most modern theatre circuits among the world's major theatre exhibitors. The Company's circuit of high-performing theatres is primarily located in large, urban markets where the Company has a strong market position which allows it to maximize revenues and manage its costs effectively. For the 52 weeks ended September 29, 2005, on a pro forma basis, AMCE had revenues of $2.4 billion, Adjusted EBITDA (as calculated in accordance with the description on page 41) of $420.3 million (which, as so calculated, includes $52 million of estimated annual cost savings that AMCE expects to achieve as a result of the Mergers), and a loss from continuing operations of $155.2 million.

THE FINANCING TRANSACTIONS

        AMCE intends to finance the Mergers and the refinancing of AMCE's and Loews' existing indebtedness as described below:

  •
  New senior secured credit facility (the "Facility"), consisting of a $650 million senior secured term loan B facility ("Term Loan B") and a $200 million secured revolving credit facility ("Revolver");

  •
  $325 million of new senior subordinated debt (the "New Senior Subordinated Debt");

        Concurrently with the closing of the Facility and New Senior Subordinated Debt, the Company anticipates entering into the following financing transactions:

  •
  The repayment of all outstanding amounts under AMCE's existing senior secured credit facility and Loews' existing senior secured credit facility and the termination of all commitments under those facilities; and

  •
  The completion of the tender offer and consent solicitation (the "Tender Offer") for all $315.0 million aggregate principal amount of Loews' outstanding 9.0% senior subordinated notes due 2014 (the "Existing Loews Subordinated Notes"). Unless otherwise stated, it is assumed that 100% of the Existing Loews Subordinated Notes will be tendered in connection with the Tender Offer.

        AMCE intends to consummate the Mergers concurrently with the closing of the Facility, the consummation of the New Senior Subordinated Debt offering, the repayment of all outstanding amounts under the Company's existing senior secured credit facility and Loews' existing senior credit facility and the consummation of the other financing transactions described above (collectively, the "Financing Transactions" and collectively with the Mergers described above, the "Merger Transactions"). The completion of the New Senior Subordinated Debt offering and the Tender Offer described above are not conditions to the consummation of the Mergers, but completion of the Mergers, receipt of the requisite consents in the consent solicitation, and the effectiveness of the related supplemental indenture are conditions to the New Senior Subordinated Debt offering.

        If the requisite consents are not received prior to the consummation of the Mergers, the Company will be required to offer to purchase all of the Existing Loews Subordinated Notes at 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

STRATEGIC RATIONALE

  LEADING THEATRICAL EXHIBITION COMPANY

        AMCE will continue to be one of the world's leading theatrical exhibition companies based on total revenues. As of September 29, 2005, on a pro forma basis, the Company owned, operated or had interests in 425 theatres with a total of 5,684 screens, of which approximately 81% were located in the United States and Canada and the balance were located in attractive international markets. For the 52 weeks ended September 29, 2005, on a pro forma basis, AMCE had revenues of $2.4 billion and Adjusted EBITDA (calculated in accordance with the description on page 41) of $420.3 million (which, as so calculated, includes $52 million of estimated annual cost savings that AMCE expects to achieve as a result of the Mergers).

  IDEAL COMBINATION OF TWO MAJOR MARKET OPERATORS

        The Mergers will combine two leading, major market theatrical exhibition companies, each with a long operating history in the industry. Both AMCE's and Loews' modern theatre circuits are generally located in large, urban markets, giving the combined company a breadth of market coverage that places it in most major markets in the United States. As of September 29, 2005, on a pro forma basis, the Company operates in 92% of the Top 25 "Designated Market Areas," or "DMAs" (television market areas as defined by Nielsen Media Research). AMCE's theatres are usually located near or within developments that include retail stores, restaurants and other activities that complement the movie-going experience.

  INDUSTRY LEADING ASSET QUALITY

        The Company continually upgrades the quality of its theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. From April 1995 through September 29, 2005, on a combined basis, AMCE and Loews built 181 theatres with 3,331 new screens, acquired 431 theatres with 3,007 screens and disposed of 641 theatres with 3,763 screens. As of September 29, 2005, 3,111 or approximately 67% of the Company's pro forma screens were located in megaplex theatres. The average number of screens per theatre of AMCE and Loews, on a combined basis, in the United States and Canada increased from 11.2 at the end of 2001 to 13.9 as of September 29, 2005, which was well above the National Association of Theatre Owners ("NATO") average of 6.4 and indicative of the extent to which the Company has upgraded its theatre circuit.

  SIGNIFICANT SYNERGY OPPORTUNITY

        The Company expects to achieve corporate overhead savings, as a result of actions that it expects to take during the first six months following completion of the Mergers, including the elimination of duplicative facilities and services, enhanced operating efficiencies in areas such as advertising and field support and theatre-level staffing, and economies of scale in several areas, most notably in purchasing and contracting for services and supplies. AMCE estimates that it will achieve approximately $52 million in annual cost savings as a result of these synergies and the Company anticipates that it will fully realize these savings over the 18 months following the completion of the Mergers; however, in order to realize them, the Company expects to incur one-time transition expenditures of approximately $34.8 million in the year following the Mergers. Over the longer term, AMCE expects to further improve operating results of the combined company by enhancing revenues as it integrates programming and promotional activities. Management has significant experience in integrating acquisitions, with AMCE and Loews having acquired and successfully integrated a total of 431 theatres over the last eight years.

  STRONG FREE CASH FLOW GENERATION

        For the 52 weeks ended September 29, 2005, on a pro forma basis, AMCE had Adjusted EBITDA (calculated in accordance with the description on page 41) of $420.3 million (including $52 million of estimated annual cost savings that the Company expects to achieve as a result of the Mergers) and in future years, after anticipated cash obligations for interest, taxes and capital expenditures, the Company expects to generate enough free cash flow for debt service and to invest in its business.

SIMPLIFIED CORPORATE STRUCTURE CHART

        Following the consummation of the Merger Transactions, AMCE's corporate structure will be as follows:

Source: Public filings and Company reports.

(a)
Sponsors include Apollo Management, L.P. and affiliates, J.P. Morgan Partners, LLC and affiliates, Bain Capital Partners LLC, The Carlyle Group and Spectrum Equity Investors.

DETAILED SOURCES AND USES

        The following table sets forth the estimated sources and uses of funds in connection with the Merger Transactions, assuming they had occurred on September 29, 2005 and based on amounts outstanding on that date. The actual sources and uses of funds may be different than the amounts set forth below.

($ in millions)

Sources of Funds	Amount	Uses of Funds	Amount
New Revolver(a)	—	Existing Loews senior secured credit facility(b)(d)	$627.7
New Term Loan B	$650.0	Existing Loews Subordinated Notes(b)(c)(d)(e)	323.6
New Senior Subordinated Debt	325.0	Transaction fees and expenses(f)	49.5
Net cash used	25.8

Total sources	$1,000.8	Total uses	$1,000.8

(a)
At closing, no amounts will be drawn under the new $200.0 million Revolver.

(b)
Includes accrued interest.

(c)
Includes a consent payment of 1.25% related to the Tender Offer.

(d)
As of September 30, 2005.

(e)
For purposes of this table, the Company has assumed that all of the Existing Loews Subordinated Notes will be tendered in the Tender Offer, which is scheduled to expire on January 25, 2006.

(f)
Reflects fees and expenses associated with the Merger Transactions, including placement and other financing fees, transaction expenses, debt issuance costs and other transaction costs and professional fees.

SUMMARY OF CREDIT FACILITY

        The Facility will consist of a $200 million Revolver and a $650 million Term Loan B.

($ in millions)

Summary of Debt Instruments	Amount	Maturity	Undrawn		LIBOR Margin
Revolver	$200	6 years	37.5 bps	(a)	175 bps	(a)
Term Loan B	650	7 years	—		250 bps

(a)
Subject to a leverage-based grid.

  PURPOSE AND AVAILABILITY

        The proceeds from the Term Loan B will be used to repay certain existing indebtedness of Loews and to pay related transaction fees and expenses. Proceeds of the Revolver will be available on the closing date and at any time thereafter before its final maturity, and are to be used for working capital and general corporate purposes. The Revolver is expected to remain unfunded at closing. The Revolver will be available for the issuance of letters of credit by lenders to be agreed upon. A portion of the Revolver not in excess of the amount agreed upon shall be available for swingline loans from one or more lenders to be agreed upon on same-day notice. Any such swingline loan will reduce availability under the Revolver on a dollar-for-dollar basis.

  AMORTIZATION

        The Term Loan B will amortize in equal quarterly installments in an amount equal to 1% per annum with the balance due at maturity. The Revolver will not amortize.

  GUARANTORS

        The Facility will be fully and unconditionally guaranteed on a joint and several basis by substantially all of the existing and future direct and indirect wholly-owned domestic subsidiaries of the Company. Each guarantor of any of the Facility is herein referred to as a "Guarantor" and its guarantee is referred to herein as a "Guarantee".

  COLLATERAL

        The Facility will be secured by (i) perfected first priority pledges of all of the equity interests of each of the Company's direct and indirect domestic subsidiaries and of 65% of the equity interests of the Company's direct and indirect "first-tier" foreign subsidiaries, and (ii) perfected first priority security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment (excluding vehicles), general intangibles, intercompany notes, insurance policies, investment property, intellectual property, material owned real property and proceeds of the foregoing, but excluding cash and deposit accounts and leasehold interests) of the Company and the Guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge or security interest would be prohibited by applicable law or would result in adverse tax consequences, and except to the extent the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof, and subject to such other exceptions as are agreed.

  FINANCIAL COVENANTS

        A Net Senior Secured Leverage Ratio of 3.25x for the benefit of the Revolving Credit Facility only.

PRO FORMA CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of AMCE and Loews as of September 29, 2005 and September 30, 2005, respectively, on an actual basis and of AMCE on a pro forma basis as of September 29, 2005 after giving effect to the Merger Transactions as if they had occurred on that date.

($ in millions)

	As of September 29, 2005
	Historical AMCE		Historical Loews(e)		Pro Forma
Cash and cash equivalents(a)	$73.9		$49.0		$175.5

Debt:
New Revolver(b)	—		—		—
New Term Loan B	—		—		650.0
Existing AMCE senior secured credit facility	—		—		—
Existing Loews senior secured credit facility	—		620.4		—
Existing Cinemex term loan facility	—		106.7		106.7
Capital and financing lease obligations, interest ranging from 8% to 10 3/4%	37.3		27.3		61.3
10% mortgage payable due 2007			2.3		2.3

Total senior secured debt	$37.3		$756.7		$820.3
Senior floating rate notes due 2010	205.0		—		205.0
8 1/4% Senior fixed rate notes due 2012	250.0		—		250.0

Total senior debt	$492.3		$756.7		$1,275.3
9 1/2% Senior subordinated notes due 2011	218.6		—		218.6
9 7/8% Senior subordinated notes due 2012	188.6		—		188.6
8% Senior subordinated notes due 2014	298.6		—		298.6
Existing Loews Subordinated Notes	—		315.0		—
New Senior Subordinated Debt	—		—		325.0

Total OpCo debt	$1,198.1		$1,071.7		$2,306.1
12% HoldCo Senior Discount Note due 2014	193.5		—		193.5

Total debt	$1,391.6		$1,071.7		$2,499.7
Total stockholder's equity(d)	676.1		358.0		1,045.2

Total capitalization	$2,067.7		$1,429.8		$3,544.9

LTM Adjusted EBITDA(c)	$229.4		$150.0		$420.3
Summary credit statistics(c)
Net senior secured debt/LTM Adjusted EBITDA	NM		4.7	x	1.5	x
Net total OpCo debt/LTM Adjusted EBITDA	4.9	x	6.8		5.1
Net total debt/LTM Adjusted EBITDA	5.7		6.8		5.5
LTM Adjusted EBITDA/Net cash interest expense	2.1		1.8		2.2

Note:
Pro forma column reflects Merger Transactions, sale of 10 theatres and 120 screens in 7 U.S. markets to satisfy antitrust approval requirements, and sale, in December 2005, of 50% interest in Megabox Cineplex, Inc., Loews' joint venture in South Korea, which generated approximately $78.4 million (79.5 billion South Korean won), net of local withholding taxes. Pro forma Adjusted EBITDA (calculated in accordance with the description on page 41) of $420.3 million, calculated as such, includes $52 million of estimated annual cost savings that AMCE expects to achieve as a result of the Mergers.

  (a)
  Historical AMCE and pro forma columns reflect Holdings cash amount of $2.1 million. Pro forma column does not reflect assumed divestiture proceeds of $66 million related to the sale of 10 theatres and 120 screens in 7 U.S. markets to satisfy antitrust approval requirements nor one-time expenditures related to the transaction of approximately $52 million.

  (b)
  The aggregate revolving loan availability under the Company's new senior secured credit facility will be $200.0 million. As of September 29, 2005, this availability will be reduced by approximately $18 million of standby letters of credit that were outstanding on September 29, 2005. Such letters of credit will be deemed issued under the Company's new senior secured credit facility upon the consummation of the Merger Transactions.

  (c)
  See page 41 for description of EBITDA adjustments.

  (d)
  AMCE and Pro Forma columns reflects stockholder's equity of Holdings.

  (e)
  As of September 30, 2005.

COMPANY OVERVIEW

        AMCE is one of the world's leading theatrical exhibition companies based on total revenues. As of September 29, 2005, on a pro forma basis, the Company owned, operated or had interests in 425 theatres with a total of 5,684 screens, of which approximately 81% were located in the United States and Canada and the balance were located in attractive international markets. AMCE believes that it has one of the most modern theatre circuits among the world's major theatre exhibitors. The Company's circuit of high-performing theatres is primarily located in large, urban markets where the Company has a strong market position which allows it to maximize revenues and manage its costs effectively. For the 52 weeks ended September 29, 2005, on a pro forma basis, AMCE had revenues of $2.4 billion, Adjusted EBITDA (calculated in accordance with the description on page 41) of $420.3 million (which, as so calculated, includes $52 million of estimated annual cost savings that AMCE expects to achieve as a result of the Mergers), and a loss from continuing operations of $155.2 million.

        In the United States, on a pro forma basis, AMCE operates 326 theatres with 4,465 screens in 29 states and the District of Columbia. The Company has a significant presence in major urban DMAs and for the 52 weeks ended September 29, 2005, on a pro forma basis, it had the number one or two market share in 22 of the top 25 DMAs, including the number one market share in New York City, Chicago, Dallas and Boston. As of September 29, 2005, on a pro forma basis, AMCE had an average of 13.9 screens per theatre, which it believes to be the highest among the major U.S. and Canadian theatre exhibitors. The Company's U.S. and Canadian theatre circuit represented 92% of its pro forma revenues for the 52 weeks ended September 29, 2005.

        AMCE's international circuit principally includes theatres in Mexico, South America and Spain. In Mexico, the Company owns and operates theatres primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V., or Cinemex. AMCE believes that it has the number one market share in the MCMA with an estimated 48% of MCMA box office revenues in 2004. The Company participates in 50% joint ventures in South America (Hoyts General Cinema South America or HGCSA) and Spain (Yelmo Cineplex, S.L. or Yelmo). In addition the Company has eight wholly-owned theatres in Europe. AMCE's wholly-owned international circuit represented 8% of its pro forma revenues for the 52 weeks ended September 29, 2005.

        Revenues from AMCE's international circuit historically have been sufficient to fund its ongoing operating costs, and the debt of its international subsidiaries and joint ventures is non-recourse to its domestic business. Although AMCE does not consolidate its joint ventures, these ventures can be a source of cash for the Company. For example, in July 2005, Loews received a distribution from its South Korea circuit, Megabox Cineplex, Inc., or Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In addition, in December 2005, Loews sold its 50% stake in Megabox in transactions which generated approximately $78.4 million (79.5 billion South Korean won), net of local withholding taxes. Loews will hold the proceeds of the sale in cash on its balance sheet and may use it to reduce outstanding debt in the future.

  BUSINESS STRATEGY

        AMCE's strategic plan has three principal elements:

  •
  maximizing operating efficiencies by focusing on the fundamentals of its business;

  •
  optimizing its theatre portfolio through selective new builds, acquisitions and the disposition of underperforming theatres; and

  •
  enhancing and extending its business and brands and in doing so, growing ancillary revenues.

  Maximizing Operating Efficiencies

        The Company believes the fundamentals of its business include maximizing revenues, managing costs and improving margins. For example, since fiscal 2001, AMCE has implemented key initiatives in each of these areas, which have resulted in the following:

  •
  theatre revenues per patron for AMCE have increased by a 5.2% compound annual growth rate, or CAGR, over the last five years, which resulted in a per patron increase of greater than $2.00 over this period;

  •
  general and administrative expenses: other for AMCE declined from 5.1% of revenues in fiscal 1999 to 2.8% in fiscal 2005; and

  •
  Adjusted EBITDAR margin for AMCE has increased from 30% in fiscal 2001 to 33% in fiscal 2005.

        AMCE will continue to evaluate new revenue opportunities and to actively manage its cost structure. In addition to providing significant scale to its operations, AMCE expects the Mergers to result in substantial synergies. The Company estimates that it will achieve approximately $52 million in annual cost savings resulting from enhanced operating efficiencies; however, in order to realize them, it expects to incur one-time transition expenditures of approximately $34.8 million in the year following the Mergers.

  Optimizing The Company's Theatre Portfolio

        Asset quality is a function of the Company's selective new build, acquisition and theatre disposition strategies.

        As a recognized leader in the development and operation of megaplex theatres and based upon the Company's financial resources, AMCE believes that it will continue to have attractive new build opportunities presented to it by real estate developers and others. AMCE intends to selectively pursue new build opportunities where the characteristics of the location and the overall market meet its strategic and financial return criteria. As of September 29, 2005, on a pro forma basis, AMCE and Loews had eight theatres with 109 screens under construction and scheduled to open in fiscal 2006 in the United States and Mexico.

        There are approximately 550 theatrical exhibitors in the United States and Canada, and the top five exhibitors account for approximately 50% of the industry's screens. This statistic is up from 31% in 1999 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. AMCE and Loews each played a key role in this consolidation process in 2002, 2003 and 2004, with AMCE acquiring three domestic theatre operators with a total 737 screens and Loews acquiring two domestic theatre operators with a total of 185 screens. The Company intends to continue to assess strategic acquisition opportunities as they present themselves.

        The Company believes that a major factor that further differentiates it from its competitors and has contributed to its overall theatre portfolio quality has been its proactive effort to close or dispose of older, underperforming theatres. Since fiscal 1995, AMCE's last fiscal year before the first megaplex theatre opened, the Company has closed or disposed of 3,763 screens on a combined basis, 1,339 of which were owned by AMCE at the time of disposal, 2,304 of which were owned by Loews and 120 of which will be disposed to comply with the U.S. Department of Justice requirements for approval of the Mergers. The Company has identified 26 multiplex theatres with 254 screens that it may close over the next one to three years due to the expiration of leases or early lease terminations. In order to maintain a modern, high quality theatre circuit, the Company will continue to evaluate its theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

        The following table sets forth historical and pro forma information of AMCE and Loews, on a combined basis, concerning new builds (including expansions), acquisitions and dispositions (including disposals to comply with the U.S. Department of Justice requirements for approval of the Mergers) and end of period theatres and screens owned through September 29, 2005:

	New Builds		Acquisitions		Dispositions		Total Theatres Owned or Operated
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
1996	9	177	—	—	42	180	371	2,575
1997	20	368	—	—	30	133	361	2,810
1998	28	674	—	—	33	151	356	3,333
1999	33	547	314	1,736	73	278	630	5,338
2000	33	650	—	—	96	490	567	5,498
2001	16	262	—	—	144	837	439	4,923
2002	15	255	5	68	54	338	405	4,908
2003	7	123	109	1,155	106	829	415	5,357
2004	9	133	3	48	27	190	400	5,348
2005	7	89	—	—	16	102	391	5,335
2006(a)	4	53	—	—	20	235	375	5,153

	181	3,331	431	3,007	641	3,763

(a)
Through September 29, 2005.

        The following table sets forth projected new build, closure and screens per theatre information for the coming years:

Optimizing the Portfolio

	Fiscal 1996- Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2008
New builds	3,420	199	145	174	100
Closures/Dispositions	(3,541)	(383)	(142)	(138)	(108)
Screens per theatre	13.7	14.0	14.3	14.5	14.7

        The following table sets forth projected capital expenditures for coming years:

Projected Capital Expeditures

	Fiscal 2006	Fiscal 2007		Fiscal 2008	Fiscal 2009
	(dollars in millions)
Maintenance	$38	$43		$44	$44
New Builds-U.S.	97	68		43	25
New Builds-Mexico	54	20		11	—
Sale-Leasebacks	(29)	—		—	—
Other	22	68	(a)	21	24

(a)
Includes $18 million of one-time expenditures related to transaction.

  Enhancing and Extending the Company's Business and Brands

        The Company believes there are opportunities to increase its core and ancillary revenues and build brand equity through enhancements of its business, new product offerings and strategic marketing initiatives. AMCE has also explored numerous ways to grow its ancillary revenues, which are traditionally high growth, high margin prospects. For example:

  •
  AMCE was a founding member and currently owns approximately 29% of National CineMedia, LLC, a cinema screen advertising venture representing approximately 13,500 U.S. and Canadian theatre screens (of which 11,000 will be equipped with digital projection capabilities by the end of fiscal 2006) and reaching more than 560 million movie guests annually;

  •
  AMCE was a founding partner and currently owns approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 9,300 screens; Loews is a shareholder of Fandango, an on-line movie ticketing company that Loews founded with several other exhibitors and which represents approximately 12,500 screens;

  •
  AMCE's MovieWatcher frequent moviegoer loyalty program has been the largest program in the industry with approximately 1.8 million active members; and

  •
  AMCE introduced the AMC Entertainment Card in October 2002, the first stored valued gift card sold circuit wide in the industry. AMCE sells the card through several marketing alliances at approximately 38,000 retail outlets throughout the United States and Canada.

INDUSTRY OVERVIEW

        Motion picture theatres are the primary distribution channel for new motion picture releases and the Company believes that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD/videocassette, cable television and other ancillary markets.)

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canada box office revenues increased by a 7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 5% CAGR. Historically, the industry has experienced swings in attendance from time to time. Since 1970, the industry in the United States and Canada has experienced seven distinct attendance cycles, with attendance downturns ranging from one to two years at an average decline of 8%. Most recently, attendance peaked at 1.639 billion in 2002, marking a 45 year high. However, attendance has since declined in 2003, 2004 and 2005. Ultimately, however, attendance has trended upward from 1970 to present, growing at a 1.5% CAGR. In 2005, the Company estimates that box office revenues declined 5.0% as compared to the prior year, which in AMCE's view is principally the result of the popularity of film product.

        The Company believes the movie-going experience continues to provide an attractive value for consumers because it is a convenient and affordable option when compared to other forms of out-of-home entertainment. The estimated average ticket price in the United States and Canada was $6.50 in 2005, which is considerably less than other forms of out-of-home entertainment such as concerts and sporting events.

        Since 1995, when megaplex theatres were introduced, U.S. and Canada screen count has grown from 27,000 to approximately 36,000 at the end of 2004. According to NATO and the Motion Picture Association of America 2004 MPAA Market Statistics, average screens per theatre have increased from 3.8 in 1995 to 6.4 in 2004, which the Company believes is indicative of the industry's development of megaplex theatres.

EQUITY SPONSORS OVERVIEW

        AMCE will benefit from the significant experience and strategic advice of its Sponsors. Apollo Management, L.P., J.P. Morgan Partners, Bain Capital Partners LLC, The Carlyle Group, and Spectrum Equity Investors are among the most experienced and successful private equity investors in the United States.

        Apollo Management, L.P. was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both the number of investment transactions completed and aggregate dollars invested. Since inception, Apollo Management, L.P. has managed the investment of an aggregate of approximately $18 billion in equity capital, including $13 billion invested in corporate transactions, in a wide variety of industries, both domestically and internationally. Recent notable transactions sponsored by the firm include Compass Minerals Group, Inc., General Nutrition Centers, Inc., Nalco Company, Pacer International, Inc. and United Agri Products, Inc.

        J.P. Morgan Partners, LLC is a leading private equity firm with approximately $11 billion in capital under management as of September 30, 2005. Since its inception in 1984, JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. JPMP has more than 75 investment professionals in five principal offices throughout the world. JPMP is a private equity division of JPMorgan Chase & Co., one of the largest financial institutions in the United States. Selected current and prior portfolio companies include: Pinnacle Foods, Cabela's, National Waterworks, Cinemex, Cine UK, Ascend Media, Olympus Media and PQ Corp.

        Bain Capital, LLC is a leading global investment firm managing more than $27 billion in assets, including private equity, venture capital, high-yield debt and public equity. Bain Capital is unique in its industry given its strategy consulting background and expertise that enables the firm to provide its portfolio companies and management partners with significant strategic and operational guidance. Since its inception in 1984, Bain Capital Partners, Bain Capital's private equity advisor, has raised eight private equity funds and has invested in more than 230 companies. Headquartered in Boston with additional offices in New York, London and Munich, Bain Capital has assembled one of the largest and most experienced investment teams in the world consisting of more than 190 investment professionals.

        The Carlyle Group is a global private equity firm with $31 billion in assets under management. The Carlyle Group invests in buyouts, venture capital, real estate, and leveraged finance in North America, Europe and Asia. Established in 1987, The Carlyle Group has invested $14.3 billion of equity in 414 transactions. The current media & telecommunications portfolio includes Dex Media, Hawaiian Telcom, Loews Cineplex, PanAmSat, Casema and Willcom, and pending transactions include Insight Communications. The Carlyle Group employs more than 300 investment professionals in 14 countries.

        Spectrum Equity Investors is a private equity firm with more than $4 billion in assets under management. The firm specializes in investments in the media, entertainment, information services and communications industries throughout North America and Western Europe. Representative investments include CBD Media, Inc., Consolidated Communications, Eutelsat, Patriot Media and Riskmetrics. Spectrum Equity Investors is based in Boston, Massachusetts and Menlo Park, California.

16

SUMMARY HISTORICAL FINANCIAL INFORMATION

  AMCE

($ in millions)

Fiscal Year Ended March 31,	2003	2004	2005	LTM 9/29/05
Theatres	257	250	247	242
Screens	3,692	3,712	3,714	3,643
Attendance (000s)	193,194	182,467	176,979	162,637
Income Statement Data:
Revenues:
Box Office	$1,171	$1,171	$1,179	$1,101
Concessions	459	447	458	435
Other	104	104	110	104

Total Revenues	$1,734	$1,722	$1,747	$1,640
Expenses:
Film Exhibition Costs	638	622	622	583
Concession Costs	52	49	53	49
Operating Expense	481	454	452	438
Rent	286	299	316	314
General and Administrative Expense:
Merger and Acquisition Costs	1	6	65	64
Management Fee	—	—	1	2
Other	66	57	49	36
Preopening Expense	3	4	1	1
Theatre and Other Closure Expense	5	4	12	3
Restructuring Charge	—	—	5	9
Depreciation & Amortization	124	121	136	150
Impairment of Long-lived Assets	15	16	—	—
Disposition of Assets and Other Gains	(1)	(3)	(3)	(1)

Total Costs and Expenses	$1,669	$1,629	$1,709	$1,647

Income (Loss) From Operations	$64	$94	$38	$(6)
Adjustments:
Disposition of Assets and Other Gains	(1)	(3)	(3)	(1)
Impairment of Long-lived Assets	15	16	—	—
Depreciation & Amortization	124	121	136	150
Restructuring Charge	—	—	5	9
Theatre and Other Closure Expense	5	4	12	3
Preopening Expense	3	4	1	1
Stock-based and Special Compensation Expense	21	9	1	(3)
Management Fee	—	—	1	2
Merger and Acquisition Costs	1	6	65	64
Other Income (Expense)	—	—	7	13

Adjusted EBITDA	$232	$250	$262	$229
% Margin	13.4%	14.5%	15.0%	14.0%
Rent	286	299	316	314

Adjusted EBITDAR	$518	$549	$578	$543
% Margin	29.9%	31.9%	33.1%	33.1%
Capital Expenditures	$101	$95	$85	$77
Proceeds From Sale/Leasebacks	44	64	51	51

Note: Fiscal year ended April 3, 2003 consists of 53 weeks. All other periods consist of 52 weeks.

  LOEWS

($ in millions)

Fiscal Year Ended December 31,	2003	2004	LTM 9/30/05
Theatres	207	201	200
Screens	2,219	2,218	2,227
Attendance (000s)	106,797	105,817	95,379
Income Statement Data:
Revenues:
Box Office	$629	$622	$581
Concessions	253	252	242
Other	46	49	48

Total Revenues	$928	$923	$870
Expenses:
Theatre Operations and Other Expenses	681	669	647
Cost of Concessions	35	37	36
General and Administrative	60	64	52
Depreciation and Amortization	81	95	116
(Gain)/Loss on Sale/Disposal of Theatres	(5)	(2)	3

Total Operating Expenses	$853	$864	$854

Income From Operations	$75	$59	$16
Adjustments:
Disposition of Assets and Other Gains	(5)	(2)	3
Depreciation and Amortization	81	95	116
Favorable Lease Amortization	—	—	5
Management Fee	5	5	4
Merger and Acquisition Costs	10	18	6

Adjusted EBITDA	$166	$175	$150
% Margin	17.9%	19.0%	17.2%
Rent	131	133	129

Adjusted EBITDAR	$298	$308	$279
% Margin	32.1%	33.4%	32.1%

Capital Expenditures	$41	$54	$48
Proceeds From Sale/Leasebacks	—	—	—

  COMBINED COMPANY

($ in millions)

52 Weeks Ended September 29, 2005	AMCE	Loews(a)	Pro Forma
Theatres	242	200	425
Screens	3,643	2,227	5,684
Attendance (000s)	162,637	95,379	251,138
Income Statement Data:
Revenues:
Box Office	$1,101	$581	$1,627
Concessions	435	242	658
Other	104	48	123

Total Revenues	$1,640	$870	$2,408
Adjusted EBITDA(b)	$229	$150	$420
% Margin	14.0%	17.2%	17.5%
Rent and Other Rent Adjustments	314	129	428

Adjusted EBITDAR(b)	$543	$279	$849
% Margin	33.1%	32.1%	35.2%

Note: Pro forma column reflects Merger Transactions, sale of 10 theatres and 120 screens in 7 U.S. markets to satisfy antitrust approval requirements, and sale, in December 2005, of 50% interest in Megabox Cineplex, Inc., Loews' joint venture in South Korea, which generated approximately $78.4 million (79.5 billion South Korean won), net of local withholding taxes. Pro forma Adjusted EBITDA (calculated in accordance with the description on p. 41) of $420.3 million, calculated as such, includes $52 million of estimated annual cost savings that AMCE expects to achieve as a result of the Mergers.

(a)
As of September 30, 2005.

(b)
See page 41 for description of EBITDA and EBITDAR adjustments.

INVESTMENT CONSIDERATIONS

LEADING MARKET POSITION

        The Mergers will combine two leading theatrical exhibition companies, each with a long history of operating in the industry. Upon completion of the Mergers, AMCE will be one of the world's leading theatrical exhibition companies based on total revenues, enjoying geographic market diversification and leadership in major markets worldwide. As of September 29, 2005, on a pro forma basis, the Company owned, operated or held interests in a geographically diverse theatre circuit consisting of 425 theatres and 5,684 screens. AMCE believes the scale of its operations provides a significant competitive advantage and allows it to achieve economies of scale.

MODERN THEATRE CIRCUIT

        AMCE is an industry leader in the development and operation of megaplex theatres, typically defined as having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. The Company believes that the megaplex format provides the operator with enhanced revenue opportunities and better asset utilization while creating convenience for patrons by increasing film choice and the number of film starting times. The Company believes that its introduction of the megaplex in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. The Company continually upgrades the quality of its theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. From April 1995 through September 29, 2005, on a combined basis, AMCE and Loews built 181 theatres with 3,331 new screens, acquired 431 theatres with 3,007 screens and disposed of 641 theatres with 3,763 screens. As of September 29, 2005, 3,111 or approximately 67% of the Company's pro forma screens were located in megaplex theatres. The average number of screens per theatre of AMCE and Loews, on a combined basis, in the U.S. and Canada increased from 11.2 at the end of 2001 to 13.9 as of September 29, 2005, which was well above the NATO average of 6.4 and indicative of the extent to which it has upgraded its theatre circuit.

HIGHLY PRODUCTIVE THEATRES

        AMCE's theatres are generally among the most productive in the markets in which they operate. As measured by Rentrak Corporation ("Rentrak"), the Company operated 26 of the top 50 theatres in the United States and Canada in terms of box office revenues for the 52 weeks ended September 29, 2005 on a pro forma basis. The Company's next closest competitor operated seven of the top 50.

        In addition, for the 52 weeks ended September 29, 2005, on a pro forma basis, AMCE's theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 42% higher than the industry average, as measured by Rentrak.

BROAD MAJOR MARKET COVERATE IN THE U.S. WITH PRIME THEATRE LOCATIONS

        AMCE's theatres are generally located in large, urban markets, giving the Company a breadth of market coverage that places it in most major markets in the United States. As of September 29, 2005, on a pro forma basis, the Company operates in 92% of the Top 25 DMAs. AMCE's theatres are usually located near or within developments that include retail stores, restaurants and other activities that complement the movie-going experience.

LEADING POSITIONS IN ATTRACTIVE INTERNATIONAL MARKETS

        The Company has a significant presence in its principal international markets. Cinemex has the number one market share in the MCMA with an estimated 48% of box office revenues in 2004. The

HGCSA joint venture is one of the leading exhibitors in Argentina and Chile, with leading market shares in Buenos Aires (Argentina) and Santiago (Chile). The Company's joint venture in Spain operates one of Spain's largest film exhibitors based on attendance, with theatres located in large urban markets, including Madrid and Barcelona. The Company's circuit outside the U.S. and Canada is comprised of modern theatres with an average of 11.5 screens per theatre. The Company's international markets tend to have a significantly higher population per screen and lower attendance frequency than the U.S. markets, and the Company believes that it is well-positioned to benefit from the potential growth in these markets.

        Revenues from AMCE's international circuit historically have been sufficient to fund its ongoing operating costs, and the debt of its international subsidiaries and joint ventures is non-recourse to its domestic business. Although AMCE does not consolidate its joint ventures, these ventures can be a source of cash for the Company. For example, in July 2005, Loews received a distribution from the South Korea circuit, Megabox Cineplex, Inc., or Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In addition, in December 2005, Loews sold its 50% stake in Megabox, which generated approximately $78.4 million (79.5 billion South Korean won), net of local withholding taxes. Loews will hold the proceeds of the sale in cash on its balance sheet and may use it to reduce outstanding debt in the future.

STRONG FREE CASH FLOW GENERATION

        For the 52 weeks ended September 29, 2005, on a pro forma basis, AMCE had Adjusted EBITDA (calculated in accordance with the description on page 41) of $420.3 million (including $52 million of estimated annual cost savings that the Company expects to achieve as a result of the Mergers) and in future years, after anticipated cash obligations for interest, taxes and capital expenditures, the Company expects to generate enough free cash flow for debt service and to invest in its business.

PROVEN MANAGEMENT TEAM

        AMCE's highly experienced senior management team has an average of 24 years of experience in the theatrical exhibition industry. Management has successfully integrated a number of acquisitions and has demonstrated the ability to successfully manage AMCE "s business through all industry and economic cycles, including the years from 1999 to 2001 when all but one of its peer competitors declared bankruptcy.

POTENTIAL SYNERGIES FROM COMBINATION

        The Company expects to achieve corporate overhead savings, as a result of actions that it expects to take during the first six months following completion of the Mergers, including the elimination of duplicative facilities and services, enhanced operating efficiencies in areas such as advertising and field support and theatre-level staffing, and economies of scale in several areas, most notably in purchasing and contracting for services and supplies. AMCE estimates that it will achieve approximately $52 million in annual cost savings as a result of these synergies and the Company anticipates that it will fully realize these savings over the 18 months following the completion of the Mergers; however, in order to realize them, it expects to incur one-time transition expenditures of approximately $34.8 million in the year following the Mergers. Over the longer term, AMCE expects to further improve operating results of the combined company by enhancing revenues as it integrates programming and promotional activities. Management has significant experience in integrating acquisitions, with AMCE and Loews having acquired and successfully integrated a total of 431 theatres over the last eight years.

POTENTIAL SYNERGY OPPORTUNITY

($ in millions)

Category	$ Amount	Comments
Revenues	—	TBD—On-screen advertising
Costs of Operations	$22	Concession—Volume economies and additional promotional allowance
		Payroll—Realign theatre management and staffing levels
		Advertising—Consolidate purchasing in overlap markets and coop
		Service/Supply Contracts—Consolidate purchasing under national & regional contracts
G&A	25	Corporate Overhead—Eliminate duplication
	5	Theatre Support Groups—Eliminate duplication

Total	$52

Source: Company estimates.

Note: The Company estimated that it will fully realize these savings over the 18 months following the completion of the Mergers.

THEATRICAL EXHIBITION INDUSTRY OVERVIEW

        Motion picture theatres are the primary distribution channel for new motion picture releases and the Company believes that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD/videocassette, cable television and other ancillary markets).

        There are approximately 550 companies competing in the North American theatrical exhibition industry, approximately 330 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from the National Association of Theatre Owners 2004-05 Encyclopedia of Exhibition, AMCE believes that the ten largest exhibitors (in terms of number of screens) operated approximately 61% of the indoor screens in 2004.

FAVORABLE LONG TERM BOX OFFICE REVENUE TRENDS

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canada box office revenues increased by a 7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 5% CAGR. In 2004, industry box office revenues were $9.5 billion, an increase of less than 1% from the prior year, and attendance was 1.54 billion, a decrease of 2.4% from the prior year but the third highest attendance level in 45 years.

STEADY PRICING INCREASES

        Ticket prices have grown steadily over the past 20 years, growing at a 5% CAGR (NATO), as consumers have demonstrated a willingness to pay higher prices. More recently, ticket prices have grown at a 4% CAGR, which exceeded the increase in CPI over the same period by approximately 1.5%.

STABLE LONG TERM ATTENDANCE TRENDS

        Since 1970, the industry in the United States and Canada has experienced seven distinct attendance cycles, with attendance downturns ranging from one to two years at an average decline of 8%. Most recently, attendance peaked at 1.639 billion in 2002 marking a 45 year high. However, attendance has since declined in 2003, 2004 and 2005. Ultimately, however, attendance has trended upward from 1970 to present, growing at a 1.5% CAGR.

THE COMPANY

OVERVIEW

        AMCE is one of the world's leading theatrical exhibition companies based on total revenues. As of September 29, 2005, on a pro forma basis, the Company owned, operated or had interests in 425 theatres with a total of 5,684 screens, of which approximately 81% were located in the United States and Canada and the balance were located in attractive international markets. AMCE believes that it has one of the most modern theatre circuits among the world's major theatre exhibitors. The Company's circuit of high-performing theatres is primarily located in large, urban markets where the Company has a strong market position which allows it to maximize revenues and manage its costs effectively. For the 52 weeks ended September 29, 2005, on a pro forma basis, AMCE had revenues of $2.4 billion, Adjusted EBITDA (calculated in accordance with the description on page 41) of $420.3 million (which, as so calculated, includes $52 million of estimated annual cost savings that AMCE expects to achieve as a result of the Mergers), and a loss from continuing operations of $155.2 million.

        In the United States, on a pro forma basis, AMCE operates 326 theatres with 4,465 screens in 29 states and the District of Columbia. The Company has a significant presence in major urban DMAs and for the 52 weeks ended September 29, 2005, on a pro forma basis, it had the number one or two market share in 22 of the top 25 DMAs, including the number one market share in New York City, Chicago, Dallas and Boston. As of September 29, 2005, on a pro forma basis, AMCE had an average of 13.9 screens per theatre, which it believes to be the highest among the major U.S. and Canadian theatre exhibitors. The Company's U.S. and Canadian theatre circuit represented 92% of its pro forma revenues for the 52 weeks ended September 29, 2005.

        AMCE's international circuit principally includes theatres in Mexico, South America and Spain. In Mexico, the Company owns and operates theatres primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V., or Cinemex. AMCE believes that it has the number one market share in the MCMA with an estimated 48% of MCMA box office revenues in 2004. The Company participates in 50% joint ventures in South America (Hoyts General Cinema South America or HGCSA) and Spain (Yelmo Cineplex, S.L. or Yelmo). In addition the Company has eight wholly-owned theatres in Europe. AMCE's wholly-owned international circuit represented 8% of its pro forma revenues for the 52 weeks ended September 29, 2005.

        Revenues from AMCE's international circuit historically have been sufficient to fund its ongoing operating costs, and the debt of its international subsidiaries and joint ventures is non-recourse to its domestic business. Although AMCE does not consolidate its joint ventures, these ventures can be a source of cash for the Company. For example, in July 2005, Loews received a distribution from its South Korea circuit, Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In addition, in December 2005, Loews sold its 50% stake in Megabox, which generated approximately $78.4 million (79.5 billion South Korean won), net of local withholding taxes. Loews will hold the proceeds of the sale in cash on its balance sheet and may use it to reduce outstanding debt in the future.

OPERATIONS

  FILM LICENSING

        AMCE predominantly licenses "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. The Company licenses films on a film-by-film and theatre-by-theatre basis. It obtains these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of the Company's theatres. The Company pays rental fees on a negotiated basis.

        During the period from 1990 to 2004, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 490 in 1998, according to the MPAA. During 2004, 475 first-run motion pictures were released by distributors in the United States.

        North American film distributors typically establish geographic film licensing zones and generally allocate an available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where AMCE is the sole exhibitor, the Company obtains film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of September 29, 2005, on a pro forma basis, approximately 87% of AMCE's screens in the United States were located in non-competitive film zones.

        Licenses that AMCE enters into typically state that rental fees are based on either firm terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under a firm terms formula, the Company pays the distributor a specified percentage of box office receipts, with the percentages declining over the term of the run.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Buena Vista Pictures (Disney), Paramount Pictures, Universal Pictures, Warner Bros. Distribution, New Line Cinema, SONY Pictures Releasing, Miramax, MGM, Twentieth Century Fox and DreamWorks. Films licensed from these distributors accounted for approximately 91% of AMCE's U.S. and Canadian admissions revenues during fiscal 2005. The Company's revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2005 no single distributor accounted for more than 6% of the motion pictures that AMCE licensed or for more than 15% of its box office admissions.

  CONCESSIONS

        Concessions sales are the Company's second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at its theatres based on preferences in that particular geographic region. AMCE has also implemented "combo-meals" for patrons which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to the Company.

        AMCE's strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. The Company designs its megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. In addition, the Company's megaplexes generally feature the "pass-through" concept, which enables the concessionist serving patrons to simply sell concessions items instead of also preparing them, thus providing more rapid service to customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        AMCE negotiates prices for its concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

  THEATRE MANAGEMENT AND SUPPORT

        The Company uses a centralized structure for policy development, strategic planning, asset management, marketing, human resources, finance, accounting and information systems. These systems are managed at its corporate office located in Kansas City, Missouri.

        AMCE staffs its theatres with personnel capable of making day-to-day operating decisions. A portion of management's compensation at each theatre is linked to the operating results of that theatre. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of the Company's operations. Theatre managers receive market-based training within their first 18 months with the Company which focuses on operations administration, marketing and information systems interpretation.

        Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical 10-screen movie theatre may have four managers with 50 associates while a megaplex theatre may have eight managers and 125 associates. AMCE is committed to developing the strongest possible management teams and seeks college graduates for career management positions.

  THEATRE CIRCUIT DETAIL

        In the United States, on a pro forma basis, AMCE operates 326 theatres with 4,465 screens in 29 states and the District of Columbia. The Company has a significant presence in major urban DMAs and for the 52 weeks ended September 29, 2005, on a pro forma basis, it had the number one or two market share in 22 of the top 25 DMAs, including the number one market share in New York City, Chicago, Dallas and Boston. As of September 29, 2005, on a pro forma basis, AMCE had an average of 13.9 screens per theatre, which it believes to be the highest among the major U.S. and Canadian theatre exhibitors. The Company's U.S. and Canadian theatre circuit represented 92% of its pro forma revenues for the 52 weeks ended September 29, 2005.

        The following table provides detail with respect to the geographic location of AMCE's pro forma U.S. and Canadian theatre circuit as of September 29, 2005:

THEATRE CIRCUIT DETAIL

United States and Canada	Theatres(a)	Screens(a)
California	35	540
Texas	27	479
Florida	29	440
Illinois	24	299
New York	30	290
New Jersey	24	287
Michigan	13	214
Georgia	11	177
Arizona	9	169
Maryland	16	167
Pennsylvania	14	158
Massachusetts	12	151
Washington	15	143
Ohio	10	139
Virginia	9	131
Missouri	7	103
Minnesota	6	75
Colorado	4	72
Louisiana	5	68
Indiana	6	62
Kansas	3	55
North Carolina	2	46
Oklahoma	2	44
Connecticut	2	30
South Carolina	3	28
District of Columbia	4	27
Nebraska	1	24
Kentucky	1	20
Wisconsin	1	18
Utah	1	9

Total United States	326	4,465

Canada	7	160

Total United States and Canada	333	4,625

Source: Company reports.

(a)
Included in the above table are six theatres and 64 screens that the Company manages or in which it has a partial interest.

        AMCE's international circuit principally includes theatres in Mexico, South America and Spain. In Mexico, the Company owns and operates theatres primarily located in the MCMA, through Cinemex. AMCE believes that it has the number one market share in the MCMA with an estimated 48% of MCMA box office revenues in 2004. The Company participates in 50% joint ventures in South America (HGCSA) and Spain (Yelmo). In addition the Company has eight wholly-owned theatres in Europe.

AMCE's wholly-owned international circuit represented 8% of its pro forma revenues for the 52 weeks ended September 29, 2005.

        The following table provides detail with respect to the geographic location of AMCE's pro forma international theatre circuit as of September 29, 2005:

THEATRE CIRCUIT DETAIL

International	Theatres(a)	Screens(b)
Mexico	39	433
Argentina(b)	10	95
Brazil(b)	1	15
Chile(b)	6	50
Uruguay(b)	1	8
China (Hong Kong)	1	11
France	1	14
Portugal	1	20
Spain(c)	30	385
United Kingdom	2	28

Total International	92	1,059

Source: Company reports.

(a)
Included in the above table are 44 theatres and 467 screens that the Company manages or in which it has a partial interest.

(b)
Operated through HGCSA.

(c)
Includes 26 theatres with 299 screens in Spain operated through Yelmo.

EMPLOYEES

        As of September 29, 2005, on a pro forma basis, AMCE employed approximately 1,900 full-time and 22,000 part-time employees. Fewer than 1% of its part-time employees were minors who were paid the minimum wage.

        Approximately 2% of the Company's domestic employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). The Company believes that its relationship with this union is satisfactory. Approximately 80% of the Company's Mexican employees are represented by unions. AMCE considers its employee relations to be good.

MANAGEMENT OVERVIEW

        The Company's business and affairs are managed by the board of directors of Holdings. The board of directors of Holdings consists of nine members. Pursuant to a stockholders agreement to be entered into by Holdings, the Sponsors, the other co-investors party thereto and any additional investor that becomes a party thereto, two members of the board of directors of Holdings aredesignated by each of JPMP and Apollo, one member of the board of directors of Holdings is designated by each of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors and one member of the board of directors of Holdings is designated by a majority of the shares of the Company's Class L-2 common stock, namely Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors. In addition,

Peter C. Brown, AMCE's chief executive officer, is a director of Holdings. The composition of the board of directors of the Company is the same as Holdings.

        The following table sets forth certain information regarding the Company's directors, executive officers and key employees immediately upon completion of the Mergers:

MANAGEMENT SUMMARY

Name	Position(s) Held
Peter C. Brown	Chairman of the Board, Chief Executive Officer and Director (AMCE and American Multi-Cinema, Inc.); President (AMCE)
Michael R. Hannon	Director (AMCE)
Stephen P. Murray	Director (AMCE)
Aaron J. Stone	Director (AMCE)
Stan Parker	Director (AMCE)
John Connaughton	Director (AMCE)
Michael Connelly	Director (AMCE)
Benjamin M. Coughlin	Director (AMCE)
Travis Reid	Director (AMCE)
Philip M. Singleton	Executive Vice President (AMCE); President, Chief Operating Officer and Director (American Multi-Cinema, Inc.)
Craig R. Ramsey	Executive Vice President and Chief Financial Officer (AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Richard T. Walsh	Executive Vice President (AMCE); Chairman (AMC Film Programming, a division of American Multi-Cinema, Inc.)
John D. McDonald	Executive Vice President, North American Operations (American Multi-Cinema, Inc.)
Kevin M. Connor	Senior Vice President, General Counsel and Secretary (AMCE and American Multi-Cinema, Inc.)
Mark A. McDonald	Executive Vice President, International Operations (AMC Entertainment International, Inc.)
Chris A. Cox	Vice President and Chief Accounting Officer (AMCE and American Multi-Cinema, Inc.)
Terry W. Crawford	Vice President and Treasurer (AMCE and American Multi-Cinema, Inc.)

        All AMCE's current executive officers hold their offices at the pleasure of its board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

  BIOGRAPHIES

        The following biographies describe the business experience of the Company's executive officers and key employees:

        Mr. Peter C. Brown has served as a Director of AMCE and American Multi-Cinema, Inc., a subsidiary of AMCE, since November 12, 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown is also Chairman of the Board,

Chief Executive Officer and a Director of American Multi-Cinema, Inc. Mr. Brown is on the Board of Directors for Midway Games, Inc., a leading developer and publisher of interactive video game entertainment. Mr. Brown is a graduate of the University of Kansas.

        Mr. Michael R. Hannon has served as a Director of AMCE since December 23, 2004. Mr. Hannon serves as Partner of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners in 1988, Mr. Hannon worked at Morgan Stanley & Co. Mr. Hannon is also a Director of NuVox Communications, Hanley-Wood, Ascend Media, Olympus Media and College Sports Television (CSTV Networks, Inc.). Mr. Hannon holds a B.A. degree from Yale University and an M.B.A. degree from Columbia Business School.

        Mr. Stephen P. Murray has served as a Director of AMCE since December 23, 2004. Mr. Murray serves as Partner of J.P. Morgan Partners, LLC and is the head of J.P. Morgan Partners' buyout and growth equity investment activity and a member of its investment committee. In addition, Mr. Murray focuses on investments in consumer, retail and services; financial services; and healthcare infrastructure. Prior to joining J.P. Morgan Partners, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Currently, Mr. Murray serves on the board of directors of AMC Entertainment, Inc., Cabela's Incorporated, Erisk Holdings, Inc., Jetro JMDH Holdings, Inc., La Petite Academy, MedQuest Associates, Inc., National Surgical Care, Inc., Pinnacle Foods Corporation, Strongwood Insurance Holdings Company, USA.NET, Warner Chilcott and Zoots. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School.

        Mr. Aaron J. Stone has served as a Director of AMCE since December 23, 2004. Mr. Stone is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Stone is also a Director of Educate Inc., Hughes Network Systems LLC, Intelstat, Ltd and Skyterra Communications Inc. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone holds an A.B. Degree from Harvard College.

        Mr. Stan Parker has served as a Director of AMCE since December 23, 2004. Mr. Parker is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Prior to joining Apollo Management in 2000, Mr. Parker worked in the Financial Entrepreneurs Group at Salomon Smith Barney. Mr. Parker is also a Director of Affinion Group Holdings and United Agri Products. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania.

        Mr. John Connaughton will become a Director of AMCE upon the closing of the Mergers. Mr. Connaughton joined Bain Capital in 1989. He has been a Managing Director since 1997. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company where he consulted in the medical, consumer products and business service industries. Mr. Connaughton received an M.B.A. from Harvard Business School where he was a Baker Scholar. He received a B.S. from the University of Virginia. Mr. Connaughton is also a member of the Boards of Directors of ProSiebenSat.1 Media AG, Warner Chilcott Holdings Co., Ltd., Warner Music Group, MC Acquisition Corp., Epoch Senior Living, SunGard Data Systems and Boston Celtics.

        Mr. Michael Connelly will become a Director of AMCE upon the closing of the Mergers. Mr. Connelly is a Managing Director of The Carlyle Group focused on U.S. buyout transactions in the telecommunications and media sectors. Prior to joining The Carlyle Group, Mr. Connelly spent more than 25 years in the investment banking and banking industries in the communications sectors. Most recently he was a Managing Director at Credit Suisse First Boston and prior to that a Managing Director at Donaldson, Lufkin & Jenrette in the Media and Telecommunications Group. Before DLJ, he was in the Mergers and Acquisitions Group at The First Boston Corporation. He began his career at The Bank of Boston where he focused on media credits and financial restructurings. Mr. Connelly received his M.B.A. from The Wharton School at the University of Pennsylvania and his undergraduate degree at Georgetown University, where he is a member of the Board of Regents. Mr. Connelly is also a member of the Board of Directors of PanAmSat.

        Mr. Benjamin M. Coughlin will become a Director of AMCE upon the closing of the Mergers. Mr. Coughlin joined Spectrum Equity Investors in 1997 and has been a Managing Director since 2005. Prior to Spectrum Equity Investors, Mr. Coughlin worked as an Associate at Apax Partners in Munich, Germany, where he was involved with later-stage and buyout opportunities in the technology and information services industries. At Spectrum Equity Investors, Mr. Coughlin focuses on buyout investments in the media, information services and communications industries. Mr. Coughlin graduated from Harvard College with a bachelor's degree, cum laude, in Economics, where he was also a John Harvard Scholar. He is also a member of the Boards of Directors of Apprise Media, Canon Communications and CBD Media LLC.

        Mr. Travis Reid will become a Director of AMCE upon the closing of the Mergers. Prior thereto, Mr. Reid served as President, Chief Executive Officer and a director of Loews since April 2002. Mr. Reid has been in the film exhibition industry for 30 years. Prior to 2002, Mr. Reid was President, North American Operations of Loews beginning May 1998. Mr. Reid served as President of Loews Theatres beginning October 1996 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres. Prior to joining Loews in 1991, Mr. Reid held senior film buying positions at General Cinema Corp., Cineamerica Theatres, Century Theatres and Theatre Management Inc. He began his career at age 20 at a drive-in movie theatre in California. Mr. Reid holds a B.S. in Business Administration from California State University at Hayward. Mr. Reid is also a director of Fandango.

        Mr. Philip M. Singleton was elected President of American Multi-Cinema, Inc. on January 10, 1997 and has served as Chief Operating Officer of American Multi-Cinema, Inc. since November 14, 1991. Mr. Singleton has served as Executive Vice President of AMCE since August 3, 1994. Mr. Singleton has served as a Director of American Multi-Cinema, Inc. since November 12, 1992.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Prior thereto, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. effective April 19, 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 20, 1998 until May 13, 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 28, 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. effective October 15, 1999. Mr. Ramsey served as Vice President, Finance from January 17, 1997 to October 15, 1999 and prior thereto served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. on February 1, 1995.

        Mr. Richard T. Walsh has served as Executive Vice President of AMCE and Chairman, AMC Film Programming, a division of American Multi-Cinema, Inc., since November 9, 2001. Prior thereto, Mr. Walsh served as Executive Vice President, Film Operations, AMC Film, from September 29, 1999 to November 9, 2001 and as Senior Vice President in charge of operations for the West Division of AMC from July 1, 1994 to September 29, 1999.

        Mr. John D. McDonald has served as Executive Vice President, North America Operations of American Multi-Cinema, Inc. since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Prior thereto, Mr. Connor served as

Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 6, 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1, 1995.

        Mr. Mark A. McDonald has served as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMCE, since December 7, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 9, 1995 until his appointment as Executive Vice President in December 1998.

        Mr. Chris A. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. since May 13, 2002. Prior thereto, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. from November 28, 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000.

        Mr. Terry W. Crawford has served as Vice President and Treasurer of AMCE and American Multi-Cinema, Inc. since April 1, 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of AMCE and American Multi-Cinema, Inc. from December 23, 2004 until April 1, 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 13, 2002 until December 23, 2004 and American Multi-Cinema, Inc. from January 24, 2000 until December 23, 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 14, 2001 until May 13, 2002 and AMC from November 11, 1999 until January 24, 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 27, 1997 until September 14, 2001 and American Multi-Cinema, Inc. from March 21, 1997 until November 11, 1999.

SELECTED HISTORICAL FINANCIAL INFORMATION

AMCE (STAND ALONE)

  FINANCIAL PRESENTATION

        The following table sets forth certain of AMCE's selected historical financial and operating data. AMCE's selected financial data for the 52 week period ended ended September 29, 2005 and for the three fiscal years ended March 31, 2005 have been derived from AMCE's audited and unaudited consolidated financial statements for such periods.

        On December 23, 2004, AMCE completed the Marquee Transactions in which Holdings acquired AMCE through a merger of AMCE and Marquee Inc. ("Marquee"), a wholly-owned subsidiary of Holdings. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMCE with AMCE as the surviving entity. The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, AMCE applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC, as of December 23, 2004, the closing date of the merger.

        Because the predecessor entity to Marquee did not have financial results for the fourteen week period ended March 31, 2005, AMCE has combined the 2005 Marquee predecessor theatrical exhibition and other operation information (38 weeks) with 2005 Marquee successor operating information (14 weeks), on an unaudited pro forma combined basis. The unaudited pro forma combined data consist of unaudited Marquee predecessor information for the 38 weeks ended December 23, 2004 and unaudited Marquee successor information for the 14 weeks ended March 31, 2005. Neither the pro forma information for the 52 week period ended March 31, 2005 nor for the twelve month period ended September 29, 2005 purports to represent what AMCE's consolidated results of operations would have been if the Marquee successor had actually began theatrical exhibition operations on April 1, 2004, nor has AMCE made any attempt to either include or exclude expenses or income that would have resulted had the acquisition actually occurred on April 1, 2004. In addition, this approach is not consistent with GAAP and may yield results that are not strictly comparable on a period-to-period basis.

  HISTORICAL FINANCIAL INFORMATION

($ in millions)

Fiscal Year Ended March 31,	2003	2004	2005	LTM 9/29/05
Theatres	257	250	247	242
Screens	3,692	3,712	3,714	3,643
Attendance (000s)	193,194	182,467	176,979	162,637
Income Statement Data:
Revenues:
Box Office	$1,171	$1,171	$1,179	$1,101
Concessions	459	447	458	435
Other	104	104	110	104

Total Revenues	$1,734	$1,722	$1,747	$1,640
Expenses:
Film Exhibition Costs	638	622	622	583
Concession Costs	52	49	53	49
Operating Expense	481	454	452	438
Rent	286	299	316	314
General and Administrative Expense:
Merger and Acquisition Costs	1	6	65	64
Management Fee	—	—	1	2
Other	66	57	49	36
Preopening Expense	3	4	1	1
Theatre and Other Closure Expense	5	4	12	3
Restructuring Charge	—	—	5	9
Depreciation & Amortization	124	121	136	150
Impairment of Long-lived Assets	15	16	—	—
Disposition of Assets and Other Gains	(1)	(3)	(3)	(1)

Total Costs and Expenses	$1,669	$1,629	$1,709	$1,647

Income (Loss) From Operations	$64	$94	$38	$(6)
Adjustments:
Disposition of Assets and Other Gains	(1)	(3)	(3)	(1)
Impairment of Long-lived Assets	15	16	—	—
Depreciation & Amortization	124	121	136	150
Restructuring Charge	—	—	5	9
Theatre and Other Closure Expense	5	4	12	3
Preopening Expense	3	4	1	1
Stock-based and Special Compensation Expense	21	9	1	(3)
Management Fee	—	—	1	2
Merger and Acquisition Costs	1	6	65	64
Other Income (Expense)	—	—	7	13

Adjusted EBITDA	$232	$250	$262	$229
% Margin	13.4%	14.5%	15.0%	14.0%
Rent	286	299	316	314

Adjusted EBITDAR	$518	$549	$578	$543
% Margin	29.9%	31.9%	33.1%	33.1%

Capital Expenditures	$101	$95	$85	$77
Proceeds From Sale/Leasebacks	44	64	51	51

Note: Fiscal year ended April 3, 2003 consists of 53 weeks. All other periods consist of 52 weeks.

LOEWS (STAND ALONE)

  FINANCIAL PRESENTATION

        The following table sets forth Loews' selected historical and operating data. The selected financial data presented for the two years ended December 31, 2004 are derived from Loews' audited combined consolidated financial statements. The financial data presented for the last twelve months ended September 30, 2005 are derived from Loews' unaudited condensed combined consolidated financial statements. Loews' financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. Loews has consolidated Magic Johnson Theatres for all periods presented. Loews has reflected the financial position and results of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

        On July 30, 2004, LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of those transactions. Based on this event, Loews has reported operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Loews predecessor and for all periods from and after August 1, 2004 as those of the Loews successor. Each period has a different basis of accounting and as a result they are not comparable. As a result, for purposes of presenting the historical financial information in the table that follows, Loews has presented its 2004 results as the mathematical addition of its operating results for the seven months ended July 31, 2004 to its operating results for the five months ended December 31, 2004. Loews believes that this presentation provides the most meaningful information about its results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results it would have achieved.

  HISTORICAL FINANCIAL INFORMATION

($ in millions)

Fiscal Year Ended December 31,	2003	2004	LTM 9/30/05
Theatres	207	201	200
Screens	2,219	2,218	2,227
Attendance (000s)	106,797	105,817	95,379
Income Statement Data:
Revenues:
Box Office	$629	$622	$581
Concessions	253	252	242
Other	46	49	48

Total Revenues	$928	$923	$870
Expenses:
Theatre Operations and Other Expenses	681	669	647
Cost of Concessions	35	37	36
General and Administrative	60	64	52
Depreciation and Amortization	81	95	116
(Gain)/Loss on Sale/Disposal of Theatres	(5)	(2)	3

Total Operating Expenses	$853	$864	$854

Income From Operations	$75	$59	$16
Adjustments:
Disposition of Assets and Other Gains	(5)	(2)	3
Depreciation and Amortization	81	95	116
Favorable Lease Amortization	—	—	5
Management Fee	5	5	4
Merger and Acquisition Costs	10	18	6

Adjusted EBITDA	$166	$175	$150
% Margin	17.9%	19.0%	17.2%
Rent	131	133	129

Adjusted EBITDAR	$298	$308	$279
% Margin	32.1%	33.4%	32.1%

Capital Expenditures	$41	$54	$48
Proceeds From Sale/Leasebacks	—	—	—

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue

        Substantially all box office and concession revenue is recognized when admission and concession sales are completed at the theatres. Other revenue, including on screen advertising, the leasing of theatres for third party events and revenue from third party use of theatre lobby space (including, but not limited to, promotions, placement of game machines, ATMs and other displays), is recognized when services are provided. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

  Theatre Operations and Other Expenses

        Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependant upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Management's estimates of the ultimate settlement of the film costs related to these types of films are based on historical trends for similar films and film performance expectations. These estimates can be modified to reflect changes in film performance from week-to-week. Film costs and the related film costs payable are adjusted to the final film settlement in the period the Company settles with the distributors. Actual settlement of these film costs could differ from those related estimates.

        The cost of advertising and marketing programs are charged to operations in the period incurred.

        Periodically, the Company engages in barter transactions for marketing services. Emerging Issues Task Force Issue ("EITF") No. 99-17, "Accounting for Advertising Barter Transactions," requires advertising barter transactions to be valued based on similar cash transactions that have occurred within six months prior to the barter transaction. The amounts recognized are not material for all periods presented.

  Income Taxes

        Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that the Company expects to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period.

  MANAGEMENT'S DISCUSSION AND ANALYSIS

  Nine Months Ended September 30, 2005 Compared to the Combined Nine Months Ended September 30, 2004

        Total operating revenues.    Total operating revenues for the nine months ended September 30, 2005 decreased $53.5 million, or 7.7%, to $640.6 million from $694.1 million for the nine months ended September 30, 2004.

        Box office revenue.    Box office revenue for the nine months ended September 30, 2005 decreased $41.9 million, or 8.9%, to $428.1 million from $470.0 million for the nine months ended September 30, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($71.0 million) during the period and a decrease in box office revenue from closed theatres ($5.4 million). These decreases in box office revenue, which total $76.4 million, were partially offset by an increase in average revenue per patron ($21.7 million) during the period, an increase in box office revenue from the operation of new theatres ($11.0 million) and an increase due to the effect of foreign currency exchange rates on international operations ($1.8 million). Attendance decreased approximately 10.8 million patrons, or 13.3%, for the nine months ended September 30, 2005 as compared to the same period in the prior year. This decrease in attendance can be attributed to the industry-wide lackluster performance of current films and the strong performance of film shown during the nine months ended September 30, 2004 including Shrek 2, Spider-Man 2 and The Passion of the Christ.

        Concession revenue.    Concession revenue for the nine months ended September 30, 2005 decreased $10.0 million, or 5.3%, to $180.0 million from $190.0 million for the nine months ended September 30, 2004. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($28.7 million) and a decrease in concession revenue from closed theatres ($2.0 million). These decreases in concession revenue, which aggregated $30.7 million, were offset by an increase in concession revenue per patron ($13.8 million) during the period, an increase in concession revenue from the operation of new theatres ($5.8 million) and an increase due to the effect of foreign currency exchange rates on international operations ($1.1 million).

        Other revenues.    Other revenues for the nine months ended September 30, 2005 decreased $1.7 million, or 4.9%, to $32.4 million from $34.1 million for the nine months ended September 30, 2004. This decrease in other revenues was due primarily to a decrease in attendance volume during the period ($0.6 million), a decrease in other revenues from closed theatres ($0.3 million) and decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($2.1 million). These decreases in other revenues, which aggregated $3.0 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.4 million), an increase due to the effect of foreign currency exchange rates on international operations ($0.4 million) and increases in other sources of income ($0.5 million).

        Theatre operations and other expenses.    Theatre operations and other expenses for the nine months ended September 30, 2005 decreased $22.2 million, or 4.4%, to $483.2 million from $505.4 million for the nine months ended September 30, 2004. This decrease in theatre operating and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($39.7 million) and a decrease in operating costs related to closed theatres ($6.9 million) and a decrease in various other theatre operating expense items ($1.5 million). These decreases in theatre operations and other expenses, which aggregated $48.1 million, were offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($13.3 million), an increase in film rental costs resulting from ticket price increases ($10.5 million), an increase in film rental costs related to an increase in film rental percentage ($0.3 million) and an increase due to the effect of foreign currency exchange rates on international operations ($1.8 million). Theatre operating and other expenses, as a percentage of total revenues, increased to 75.4% for the nine months ended September 30, 2005 as compared to 72.8% for the nine months ended September 30, 2004 due primarily to the aforementioned decrease in revenues.

        Film costs.    Film costs decreased $19.4 million, or 8.6% for the nine months ended September 30, 2005 to $207.1 million from $226.5 million for the nine months ended September 30, 2004. This decrease in film costs was due primarily to the decrease in attendance ($34.2 million) and a decrease in film costs associated with closed theatres ($2.6 million). These decreases, which aggregated $36.8 million were partially offset by increases in film rental payments resulting from ticket price increases ($10.5 million), increased film costs associated with the operation of new theatres ($5.8 million), increased film costs as a result of an increase in film rental percentage primarily related to film product mix ($0.3 million) and an increase due to the effect of foreign currency exchange rates with respect to international operations ($0.8 million). Film costs as a percentage of box office revenue were 48.4% for the nine months ended September 30, 2005 as compared to 48.2% for the same period in the prior year.

        Rent expense.    Rent expense increased $0.9 million, or 1.0%, for the nine months ended September 30, 2005 to $91.5 million from $90.6 million for the nine months ended September 30, 2004. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres and the decrease in box office revenue noted above.

        Cost of concessions.    Cost of concessions for the nine months ended September 30, 2005 decreased $1.2 million, or 4.2%, to $27.3 million from $28.5 million for the nine months ended September 30, 2004. This decrease in cost of concessions was due primarily to lower costs associated with the decrease in attendance volume ($4.3 million) and a decrease in the cost of concessions from closed theatres ($0.3 million). These decreases in cost of concessions, which aggregated $4.6 million, were partially offset by an increase in product costs and the timing related to certain promotional programs ($2.0 million), the incremental costs associated with the operation of new theatres ($1.2 million) and an increase due to the effect of foreign currency exchange rates on international operations ($0.2 million). Cost of concessions, as a percentage of concession revenues, increased slightly to 15.2% for the nine months ended September 30, 2005 as compared to 15.0% for the nine months ended September 30, 2004.

        General and administrative costs.    General and administrative costs for the nine months ended September 30, 2005 decreased $12.2 million, or 23.6%, to $39.7 million from $51.9 million for the nine months ended September 30, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees related to potential merger and acquisition transactions which Loews incurred during the nine months ended September 30, 2004 ($12.1 million) and a decrease in the management fee paid to its current Sponsors compared to the management fee it paid to its former investors ($0.6 million). This decrease in general and administrative expenses, which aggregated $12.7 million, was partially offset by an increase in costs associated with day-to-day home office operations ($0.1 million) and an increase due to the effect of foreign currency exchange rates on international operations ($0.4 million). General and administrative expenses, as a percentage of total revenues, decreased to 6.2% for the nine months ended September 30, 2005 as compared to 7.5% for the nine months ended September 30, 2004.

  Combined Fiscal Year Ended December 31, 2004 Compared to Fiscal Year Ended December 31, 2003

        Total operating revenue.    Total operating revenue for the year ended December 31, 2004 decreased $4.9 million, or 0.5%, to $923.3 million from $928.2 million for the year ended December 31, 2003.

        Box office revenue.    Box office revenue for the year ended December 31, 2004 decreased $6.2 million, or 0.9%, to $622.4 million from $628.6 million for the year ended December 31, 2003. This decrease in box office revenue was due primarily to a decrease in attendance volume ($8.1 million) during the period, a decrease in box office revenue from closed theatres ($9.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to international operations ($3.2 million). These decreases in box office revenue, which total $20.9 million, were partially offset by an increase in average revenue per patron ($9.6 million) during the period and an increase in box office revenue from the operation of new theatres ($5.1 million). Attendance decreased approximately 1.0 million patrons, or 0.9%, for the year ended December 31, 2004 as compared to the same period in the prior year primarily due to film product mix. Comparing theatres opened for a full year in both periods presented, attendance decreased by 1.4 million patrons, or 1.4%, for the year ended December 31, 2004 primarily due to the impact of competitive new builds and film product mix. However, Loews' decrease in attendance was less than the 2.4% decrease experienced by the theatre exhibition industry as a whole for the year ended December 31, 2004.

        Concession revenue.    Concession revenue for the year ended December 31, 2004 decreased $1.9 million, or 0.7%, to $251.5 million from $253.4 million for the year ended December 31, 2003. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($3.3 million), a decrease in concession revenue from closed theatres ($3.9 million) and a decrease due to the effect of foreign currency exchange rates with respect to international operations ($1.9 million). These decreases in concession revenue, which aggregated $9.1 million, were partially offset by an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($3.6 million).

        Other revenue.    Other revenue for the year ended December 31, 2004 increased $3.2 million, or 7.0%, to $49.4 million from $46.2 million for the year ended December 31, 2003. This increase was due primarily to increases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($4.2 million), an increase in other revenue from the operation of new theatres ($0.2 million) and increases in other sources of revenue ($0.6 million). These increases in other revenue, which aggregated $5.0 million, were partially offset by a decrease in other revenue from closed theatres ($0.8 million), a decrease due to the effect of foreign currency exchange rates with respect to international operations ($0.8 million) and a decrease in attendance volume ($0.2 million).

        Theatre operations and other expenses.    Theatre operations and other expenses for the year ended December 31, 2004 decreased $12.2 million, or 1.8%, to $669.3 million from $681.5 million for the year ended December 31, 2003. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs related to closed theatres ($12.4 million), a decrease in operating costs associated with a decrease in attendance volume ($4.6 million), a decrease due to the effect of foreign currency exchange rates with respect to international operations ($3.4 million), a decrease in film rental costs related to a decrease in film rental percentage ($1.3 million) and a decrease in various other theatre operating expense items ($0.6 million). These decreases in theatre operations and other expenses, which aggregated $22.3 million, were partially offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($5.5 million) and the additional costs associated with ticket price increases ($4.6 million). Theatre operations and other expenses, as a percentage of total revenue, improved to 72.4% for the year ended December 31, 2004 as compared to 73.4% for the year ended December 31, 2003.

        Film costs.    Film costs decreased $4.3 million, or 1.4% for the year ended December 31, 2004 to $299.9 million from $304.2 million for the year ended December 31, 2003. This decrease in film costs was due primarily to a decrease in film costs associated with closed theatres ($4.6 million), a decrease in film costs or accruals as a result of the decrease in attendance ($3.9 million), a decrease in the film percentage split ($1.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to international operations ($1.3 million). These decreases, which aggregated $11.1 million were partially offset by increases in film rental payments resulting from ticket price increases ($4.6 million) and increased film costs associated with the operation of new theatres ($2.2 million). Film costs as a percentage of box office revenue were 48.2% for the year ended December 31, 2004 as compared to 48.4% for the same period in the prior year.

        Rent expense.    Rent expense increased $0.7 million for the year ended December 31, 2004 to $120.2 million from $119.5 million for the year ended December 31, 2003. This increase in rent expense is due primarily to leasing costs associated with new theatres which were partially offset by a decrease in leasing costs associated with closed theatres.

        Cost of concessions.    Cost of concessions for the year ended December 31, 2004 increased $1.9 million, or 5.2%, to $37.3 million from $35.5 million for the year ended December 31, 2003. This increase in cost of concessions was due primarily to an increase in product costs and the costs associated with certain promotional programs ($2.3 million) and the incremental costs associated with the operation of new theatres ($0.9 million). This increase in cost of concessions, which aggregated

$3.2 million, was partially offset by a decrease in cost of concession from closed theatres ($0.5 million), lower costs associated with the decrease in attendance volume ($0.4 million) and the effect of foreign currency exchange rates with respect to international operations ($0.4 million). Cost of concessions, as a percentage of concession revenue, increased to 14.8% for the year ended December 31, 2004 as compared to 14.0% for the year ended December 31, 2003 primarily as a result of increases in product costs which were not passed along to patrons through increased selling prices.

        General and administrative costs.    General and administrative costs for the year ended December 31, 2004 increased $4.2 million, or 6.9%, to $64.3 million from $60.1 million for the year ended December 31, 2003. The increase in general and administrative costs was due primarily to an increase in various corporate expenses associated with the Transactions ($8.0 million), including the payment of success bonuses related to the Transactions. This increase in general and administrative expenses was partially offset by a decrease in salary and benefit costs and legal fees associated with Loews' day to day operations ($3.0 million), a decrease in the management fee paid to Loews' shareholders ($0.4 million) and the effect of changes in exchange rates with respect to international operations ($0.4 million). General and administrative expenses, as a percentage of total revenue, increased to 7.0% for the year ended December 31, 2004 as compared to 6.5% for the year ended December 31, 2003.

CALCULATION OF ADJUSTED EBITDA AND OPERATING FREE CASH FLOW

PRO FORMA ADJUSTED EBITDA CALCULATION

        Pro forma Adjusted EBITDA is calculated as income (loss) from continuing operations before income taxes, as adjusted for the items summarized in the table below. Adjusted EBITDAR is calculated as pro forma Adjusted EBITDA, as adjusted for rent. Adjusted EBITDA and Adjusted EBITDAR are not measurements of AMCE's financial performance or liquidity under GAAP and should not be considered as alternatives to loss from continuing operations before income taxes, operating income or any other performance measures derived in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDAR include $52 million of estimated annual cost savings that the Company expects to achieve in connection with the Mergers as a result of actions that it expects to take during the first six months following completion of the Mergers and which the Company anticipates it will fully realize over the 18 months following the completion of the Mergers. See "Executive Summary." However, Adjusted EBITDA and Adjusted EBITDAR do not take into account the $34.8 million in one-time transition expenditures that AMCE anticipates it will need to incur during this period in order to realize these cost savings. The adjustments reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount, (iii) an inability to terminate certain contracts and (iv) an inability to successfully integrate LCE into AMCE's existing operations.

PRO FORMA ADJUSTED EBITDA CALCULATION

  ($ in millions, except operating data)

	Pro Forma
	52 Weeks Ended September 29, 2005	26 Weeks Ended September 29, 2005	52 Weeks Ended March 31, 2005
Loss from continuing operations	$(155)	$(81)	$(113)
Income tax provision (benefit)	2	(1)	12
Investment income	(2)	1	(6)
Interest expense	201	101	205
Other expense (income)	(0)	—	(0)
Disposition of assets and other (gains)/losses	1	0	(5)
Depreciation and amortization	295	142	295
Restructuring charge	9	4	5
Theatre and other closing expense	3	1	12
Preopening expense	2	1	3
Stock-based and special compensation expense	(3)	1	1
Management fee	6	3	5
Merger and acquisition costs	10	6	8

Subtotal	$367	$178	$421

Anticipated cost savings related to:
Administrative salaries, bonuses, occupancy expenses and other administrative expenses(a)	30	15	30
Newspaper and other advertising expenses(b)	11	5	11
Vendor based contract savings for concession and other costs(c)	6	3	6
Theatre level salaries and bonuses(d)	5	3	5
Other adjustments(e)	1	—	—

Adjusted EBITDA	$420	$204	$473

Rent	425	214	422
Other rent adjustments	4	—	—

Rent for Adjusted EBITDAR	428	214	422

Adjusted EBITDAR	$849	$418	$895

(a)
Represents (i) cost savings related to the elimination of duplicative overhead costs, including staffing and other administrative expenses, and (ii) real estate related savings for the closure of duplicative facilities, both of which the Company expects to complete within the first six months after the Mergers.

(b)
Represents (i) costs associated with duplicative advertising in markets in which AMCE and Loews have overlapping operations, including New York City, Dallas, Seattle, Washington, D.C., Detroit, Cleveland, Orlando and Philadelphia, (ii) the realization of savings from AMCE's combined purchasing power for various advertising services and (iii) the elimination of other redundant advertising spending, such as the elimination of duplicative websites. The Company intends to eliminate these costs immediately upon the completion of the Mergers.

(c)
Represents the difference between AMCE's and Loews' contractual payment rates to certain vendors to the Company's theatres. The Company intends to bring Loews' operations within

  AMCE's national corporate contracts for these items immediately upon completion of the Mergers.

(d)
Represents the anticipated savings to be achieved through alignment of theatre pay level and staffing practices and implementing best practices used by each of AMCE and Loews with respect to staffing.

(e)
Represents pro forma adjustments for NCM and unfavorable lease amortization that have been excluded for purposes of calculating Adjusted EBITDA.

CASH FROM OPERATIONS CALCULATION

  ($ in millions)

	AMCE (Stand Alone)
	53 Weeks Ended April 3, 2003	52 Weeks Ended April 1, 2004	52 Weeks Ended March 31, 2005	Pro Forma 52 Weeks Ended September 29, 2005
Adjusted EBITDA	$232	$250	$262	$420
Preopening expense	(3)	(4)	(1)	(1)
Theatre and other closure expense	(5)	(4)	(12)	(3)
Net cash interest expense	(74)	(75)	(96)	(197)
Cash taxes	10	(4)	(2)	—
Working capital and other(a)	(29)	25	(4)	(24)

Cash from operations	$130	$188	$147	$194

(a)
Excludes one-time M&A costs.

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  Exhibit 99.1
FORWARD-LOOKING STATEMENTS
USE OF NON-GAAP FINANCIAL INFORMATION
FINANCIAL PRESENTATION
EXECUTIVE SUMMARY
INVESTMENT CONSIDERATIONS
POTENTIAL SYNERGY OPPORTUNITY
THEATRICAL EXHIBITION INDUSTRY OVERVIEW
THE COMPANY
THEATRE CIRCUIT DETAIL
THEATRE CIRCUIT DETAIL
MANAGEMENT SUMMARY
SELECTED HISTORICAL FINANCIAL INFORMATION
CALCULATION OF ADJUSTED EBITDA AND OPERATING FREE CASH FLOW